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EXHIBIT 99.1

            MIRACOR DIAGNOSTICS COMPLETES FINANCING FOR $1.25 MILLION

SAN DIEGO--June 23, 2003--Miracor Diagnostics, Inc. (OTCBB: MRDG) announced today the completion of a $1.25 million financing. The four-year convertible note has a 12% interest rate with no prepayment penalty. After three years, any unpaid principal may be converted by the holder, at its option, at a price of $0.26 per share. The convertibility option can be exercised only on the unpaid balance of the note.

Miracor was assisted by Reedland Capital Partners, an Institutional Division of Financial West Group, in obtaining the financing from Global Capital Advisors. A total of 612,500 warrants with an exercise price of $0.26 was issued to the noteholder in connection with the transaction.

"We are very pleased to garner this unsecured financing. We believe that this will provide Miracor with the operating capital necessary for start-up centers and acquired turn-around centers," stated M. Lee Hulsebus, Miracor's CEO.

ABOUT THE COMPANY
Miracor Diagnostics, Inc. is focused on the acquisition, development and operation of diagnostic imaging centers. The company operates fourteen diagnostic imaging centers in California, Florida, Illinois, Ohio and Oregon. Two diagnostic centers are currently under construction in Santa Barbara, California and Jacksonville, Florida. For more information, visit www.miracor.net.

MIRACOR DIAGNOSTICS IMAGING CENTERS
-----------------------------------

CALIFORNIA         FLORIDA           ILLINOIS         OHIO            OREGON
Laguna Niguel      Jacksonville (2)  Carol Stream     Perrysburg      Coos Bay
Long Beach (2)     Kissimmee         Oak Brook        Sylvania
Newport Beach      Orlando           Woodridge

THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS RELEASE ARE BASED UPON VARIOUS ASSUMPTIONS, AND CERTAIN RISKS AND UNCERTAINTIES COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE STATED. FACTORS THAT COULD CAUSE SUCH DIFFERENCES INCLUDE THOSE MATTERS DISCLOSED IN THE COMPANY'S FILINGS WITH THE SECURITIES EXCHANGE COMMISSION (SEC). MIRACOR DIAGNOSTICS INC. ASSUMES NO OBLIGATION TO UPDATE ITS FORWARD-LOOKING STATEMENTS.

CONTACT:
MIRACOR DIAGNOSTICS, INC. (858) 455-7127
    M. LEE HULSEBUS, CHAIRMAN AND CEO, EXT. 3008
    ROSS SEIBERT, CFO, EXT. 3006